EXHIBIT 5

[LETTERHEAD OF GRAY CARY WARE & FREIDENRICH LLP]

2000 University Avenue, East Palo Alto, CA 94303-2248

Phone: 650-833-2000	Fax: 650-833-2001	www.graycary.com

November 24, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Ladies and Gentlemen:

As legal counsel for Zhone Technologies, Inc, a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 2,610,836 shares of the Common Stock, $0.001 par value, of the Company which may be issued pursuant to the exercise of options granted under the Zhone Technologies, Inc. 1999 Stock Option Plan and the Xybridge Technologies, Inc. Long-Term Stock Incentive Plan (collectively, the “Assumed Options”).

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon the examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

Based on such examination, we are of the opinion that the 2,610,836 shares of Common Stock which may be issued pursuant to the exercise of Assumed Options are duly authorized shares of the Company’s Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the respective plans and the Agreement and Plan of Merger dated as of July 27, 2003, by and among Zhone Technologies, Inc., Tellium, Inc. and Zebra Acquisition Corp, a wholly-owned subsidiary of Tellium, Inc., will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above.

Respectfully submitted,

/s/ Gray Cary Ware & Freidenrich LLP

Gray Cary Ware & Freidenrich LLP